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                                                                   Exhibit 11.1

Exhibit 11.1 - Statement Re:  Computation of Per-Share Earnings

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
                                                           Three Months Ended March 31      Nine Months Ended March 31
                                                           ---------------------------     ---------------------------
                                                               1995           1996             1995           1996
                                                           ------------   ------------     ------------   ------------
Primary

   Average common shares outstanding                          1,380,878      7,344,287        1,329,526      7,233,789

   Effect of assumed conversion of preferred stock            2,721,416            ---        2,721,416            ---

   Options and warrants issued during
      twelve-month period prior to the initial public
      offering at an exercise price below the
      assumed public offering price in accordance
      with the staff accounting Bulletin No. 83                 242,034            ---          242,034            ---

Net effect of dilutive options and warrants --
   based on the treasury stock method (or
   modified treasury stock method if applicable)
   using average market price                                   473,388        596,274          433,148        534,571
                                                           ------------   ------------     ------------   ------------
                                                              4,817,716      7,940,561        4,726,124      7,768,360
                                                           ============   ============     ============   ============
   Net income (loss)                                       $    317,238   $    394,592     $    704,352   $ (6,472,234)
                                                           ============   ============     ============   ============
   Per Share amount                                        $       0.07   $       0.05     $       0.15   $      (0.83)
                                                           ============   ============     ============   ============


Fully Diluted

   Average common shares outstanding                          1,380,878      7,344,287        1,329,526      7,233,789

   Effect of assumed conversion of preferred stock            2,721,416            ---        2,721,416            ---

   Options and warrants issued during
      twelve-month period prior to the initial public
      offering at an exercise price in accordance
      with staff accounting Bulletin No. 83                     242,034            ---          242,034            ---

Net effect of dilutive options and warrants --
   based on the treasury stock method (or
   modified treasury stock method if applicable)
   using year-end market price                                  501,875        717,372          533,982        682,493
                                                           ------------   ------------     ------------   ------------
                                                              4,846,203      8,111,654        4,826,958      7,916,262
                                                           ============   ============     ============   ============
   Net Income (loss)                                       $    317,238   $    394,592     $    704,352   $ (6,472,234)
                                                           ============   ============     ============   ============
   Per Share amount                                        $       0.07   $       0.05     $       0.15   $      (0.82)
                                                           ============   ============     ============   ============
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